Exhibit 10.4

Employment Agreement

This Employment Agreement (the “Agreement”) is entered into by and among Víctor Germán Quintero Toro, an individual residing in the Republic of Colombia (the “CTO”); Puget Technologies, Inc., a publicly held Nevada corporation subject to reporting requirements under the Securities Exchange Act of 1934, as amended (“Puget” and the “Exchange Act,” respectively) pursuant to Sections 13 and 15(d) thereof, Puget and the CTO being sometimes hereinafter collectively to as the “Parties” or generically as a “Party”.

Preamble:

Whereas, the CTO has degrees in systems engineering and electronics engineering and a professional trajectory in internet technology with substantial experience as a team manager, project manager, agile methodologies specialist, client manager, academic and internet technology services manager with companies including Cablevision (project manager for the Quad Play project); Walmart (Software architecture, PMI, ITIL and Agile technologies for logistic, transport and distribution projects, online platform and ecommerce; Oracle Corporation; and, Accenture PLC; and

Whereas, Puget desires to retain the CTO as its chief technology officer in which role he would be responsible for supervision of Puget’s technology strategies, both internally and with respect to evaluation of potential acquisitions, supervision of related research and development activities of acquired businesses, and for development of personal proprietary information involving diverse software applications for use on personal intelligent devices such as smart phones, tablets, computers, etc.; and

Whereas, Puget’s board of directors are of the opinion that in light of their public status and the importance of dissemination of accurate and complete information concerning their business affairs, it is critical to appoint one person with responsibility for gathering, verifying, securing required approvals and then disseminating information in full compliance with all applicable laws; and

Whereas, the CTO is agreeable to serving as Puget’s CTO on the terms and conditions hereinafter set forth:

Now, therefore, in consideration of the mutual promises, covenants and agreements hereby exchanged, as well as of the sum of ten ($10.00) Dollars and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Witnesseth:

Article One: Term, Renewals, Earlier Termination

1.1	Term.

Subject to the provisions set forth herein, the term of the CTO’s employment hereunder shall be deemed to commence on first business day of the first week following the last date appearing on the signature page of this Agreement and continue until October 31, 2024, unless extended or earlier terminated by Puget as hereinafter set forth.

Please initial: Puget: _____ CTO: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535 info@pugettechnologies.com

1.2	Renewals.

This Agreement shall be renewed automatically, after expiration of the original term, on a continuing annual basis, unless the Party wishing not to renew this Agreement provides the other Party with written notice of its election not to renew (“Termination Election Notice”) on or before the 30th day prior to termination of the then current term.

1.3	Earlier Termination.

Puget shall have the right to terminate this Agreement prior to the expiration of its Term, or of any renewals thereof, subject to the provisions of Section 1.4, for the following reasons:

(a)	For Cause:

(1)	Puget terminate the CTO’s employment under this Agreement at any time for cause.

(2)	Such termination shall be evidenced by written notice thereof to the CTO, which notice shall specify the cause for termination.

(3)	For purposes hereof, the term “cause” shall mean:

(A)	The inability of the CTO, through sickness or other incapacity, to discharge his duties under this Agreement for 15 or more consecutive days or for a total of 30 or more days in a period of twelve consecutive months;

(B)	The refusal of the CTO to follow the directions of Puget’s board of directors, president or other superior officers;

(C)	Dishonesty; theft; or conviction of a crime involving moral turpitude;

(D)	Material default in the performance by the CTO of his obligations, services or duties required under this Agreement (other than for illness or incapacity) or materially breach of any provision of this Agreement, which default or breach has continued for five days after written notice of such default or breach.

(b)	Discontinuance of Business:

In the event that Puget discontinues operating its business, this Agreement shall terminate as of the last day of the month on which it ceases operation with the same force and effect as if such last day of the month were originally set as the termination date hereof; provided, however, that a reorganization of Puget shall not be deemed a termination of their respective business.

(c)	Death:

This Agreement shall terminate immediately on the death of the CTO; however, all accrued compensation at such time shall be promptly paid to the CTO’s estate.

Please initial: Puget: _____ CTO: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535 info@pugettechnologies.com

1.4	Final Settlement.

Upon termination of this Agreement and payment to the CTO of all amounts due him hereunder, the CTO or his representative shall execute and deliver to the terminating entity on a form prepared by the terminating entity, a receipt for such sums and a release of all claims, except such claims as may have been submitted pursuant to the terms of this Agreement and which remain unpaid, and, shall forthwith tender to the terminating entity all records, manuals and written procedures, as may be desired by it for the continued conduct of its business.

Article Two: Scope of Employment

2.1	Retention.

(a)	Puget hereby hires the CTO and the CTO hereby accepts such employment, in accordance with the terms, provisions and conditions of this Agreement.

(b)	Retention is subject to proof of continuing legal status, if not a United States citizen, or proof of United States citizenship, and of the absence of a material criminal record and the absence of current liens or materially adverse judgments.

2.2	General Description of Duties.

(a)	The CTO shall be employed as the chief technologies officer for Puget and shall perform the duties generally associated with the position of chief technologies officer thereof.

(b)	Without limiting the generality of the foregoing, the CTO shall:

(1)	Be responsible for the design, development and maintenance of Puget’s internet presence including its website, its social media presence, information concerning Puget on the Internet, Puget’s internet security, etc.

(2)	In coordination with Puget’s board of directors, board of advisors, strategic consultant and superior officers, shall evaluate all potential acquisitions and shall monitor all acquisitions and operating subsidiaries with respect to all matters involving technology;

(3)	In coordination with Puget’s board of directors, board of advisors, strategic consultant and superior officers, shall coordinate and monitor all research and development activities involving technology;

(4)	Except as hereinafter specifically excluded, develop personal proprietary information heretofore conceived by him with respect to software applications for use on computers and other intelligent devices in the areas of coordination of medical services and transportation systems, provided that they are not abandoned by Puget and are placed into operation prior to the end of the initial term of this Agreement, and, subject to a retained 10% royalty interest in favor of the CTO from all income derived therefrom by or through Puget; and

(5)	Perform such other duties as are assigned to him by Puget’s president and boards of directors, subject to compliance with all applicable laws and fiduciary obligations.

Please initial: Puget: _____ CTO: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535 info@pugettechnologies.com

(c)	The CTO covenants to perform in good faith his employment duties, devoting at least 25% of his business time, energies and abilities to the proper and efficient management and execution thereof and for its benefit.

2.3	Status.

(a)	The CTO shall serve as an employee of Puget but shall have no authority to act as an agent thereof, or to bind Puget or its subsidiaries as a principal or agent thereof, all such functions being reserved to their senior executive officers as specified by its boards of directors and in compliance with the requirements of its constituent documents.

(b)	The CTO hereby covenants and agrees that he shall not hold herself out as an authorized agent of Puget unless such authority is specifically assigned to him, on a case by case basis, by the boards of directors of the Constituent Corporation, pursuant to a duly adopted resolution which remains in effect.

(c)	The CTO hereby represents and warrants to Puget that he is subject to no legal, self-regulatory organization (e.g., Financial Industry Regulatory Authority’s bylaws) or regulatory impediments to the provision of the services called for by this Agreement, or to receipt of the compensation called for under this Agreement or any supplements thereto; and, the CTO hereby irrevocably covenants and agrees to immediately bring to the attention of Puget any facts required to make the foregoing representation and warranty continuingly accurate throughout the term of this Agreement, or any supplements or extensions thereof.

2.4	Non-Exclusivity.

The CTO shall not be required to devote his business time exclusively to matters involving Puget but shall devote to Puget’s business all time required to fully comply with each and every obligations assumed pursuant to this Agreement.

2.5	Limitations on Services

(a)	The Parties recognize that certain responsibilities and obligations are imposed by federal and state securities laws and by the applicable rules and regulations of stock exchanges, the Financial Industry Regulatory Authority, in house “due diligence” or “compliance” departments of Licensed Securities Firms, etc.; accordingly, the CTO agrees that he will not:

(1)	Release any financial or other material information or data about Puget without the prior written consent and approval of Puget’s General Counsel;

(2)	Conduct any meetings with financial analysts without informing Puget’s General Counsel and board of directors in advance of the proposed meeting and the for-mat or agenda of such meeting;

(3)	Release any information or data about Puget to any selected or limited person(s), entity, or group if the CTO is aware that such information or data has not been generally released or promulgated.

Please initial: Puget: _____ CTO: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535 info@pugettechnologies.com

(b)	In any circumstances where the CTO is describing the securities of Puget to a third party, the CTO shall disclose to such person any compensation received from Puget to the extent required under any applicable laws, including, without limitation, Section 17(b) of the Securities Act of 1933, as amended.

(c)	In rendering his services, the CTO shall not disclose to any third party any confidential nonpublic information furnished by Puget or otherwise obtained by it with respect to Puget.

(d)	The CTO shall restrict or cease, as directed by Puget, all efforts on behalf of Puget, including all dissemination of information regarding Puget, immediately upon receipt of instructions (in writing by fax or letter) to that effect from Puget.

(e)	If the CTO learns of any pending public securities offering to be made or expected to be by made Puget, the CTO shall immediately cease any public relations activities on behalf of Puget until receipt of written instructions from Puget’s General Counsel as to how to proceed, and thereafter shall proceed only in accordance with such written instructions.

(f)	The CTO shall not take any action which would in any way adversely affect the reputation, standing or prospects of Puget or Puget or which would cause Puget or Puget to be in violation of applicable laws.

Article Three: Compensation

3.1	Compensation.

(a)	As consideration for the CTO’s services to Puget the CTO shall be entitled to a gross monthly salary of $500.00 payable in bi-monthly installments of $1,000 less related taxes and withholding obligations imposed under federal, state or local laws (the “Base Salary”).

(b)	(1)	In addition to the Base Salary, the CTO shall be entitled to:

(A)	10,000 shares of Puget’s Class B Convertible Preferred Stock issuable at the end of each fiscal year during the term of this Agreement; and

(B)	To participate along with other employees of Puget in Puget’s Qualified Stock Option Plan, as that term is defined in the Internal Revenue Code of 1986 (the “Options”) pursuant to which he will be granted options to purchase 50,000 shares of Puget’s Class B Convertible Preferred Stock at the end of each fiscal year, such options to be exercisable at a price equal to the last sales price therefor prior to execution of this Agreement ($1.25 per share) during the 1,826 days following their issuance.

(2)	The Class B Convertible Preferred Stock and the options shall be issued in reliance on the exemption from registration under Section 5 of the Securities Act and Rules 901 through 905 of Regulation S promulgated by the Commission under authority of the Securities Act (“Regulation S”).

(3)	The CTO hereby represents, warrants, covenants and acknowledges that:

(A)	The securities being issued as compensation under Section 3.1(b) of this Agreement (the “Securities”) will be issued without registration under the provisions of Section 5 of the Securities Act pursuant to exemptions provided pursuant to Regulation S based on the CTO’s representation that he is a citizen of the Republic of Colombia residing in the Republic of Colombia and performing his duties in the Republic of Colombia;

Please initial: Puget: _____ CTO: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535 info@pugettechnologies.com

(B)	The CTO shall be responsible for preparing and filing any reports concerning this transaction with the Republic of Colombia (none being expected), and payment of any required filing fee (none being expected);

(C)	All of the Securities will bear legends restricting their transfer, sale, conveyance or hypothecation unless such Securities are either registered under the provisions of Section 5 of the Act and pursuant to Regulation S, or an opinion of legal counsel, in form and substance satisfactory to legal counsel to Puget is provided to Puget’s General Counsel to the effect that such registration is not required as a result of applicable exemptions therefrom;

(D)	Puget’s transfer agent shall be instructed not to transfer any of the Securities unless the General Counsel for Puget advises it that such transfer is in compliance with all applicable laws;

(E)	The CTO is acquiring the Securities for his own account, for investment purposes only, and not with a view to further sale or distribution; an

(F)	The CTO or his advisors have examined Puget’s books and records and questioned its officers and directors as to such matters involving Puget as he deemed appropriate.

(4)	In the event that Puget files a registration or notification statement with the Commission or any state securities regulatory authorities registering or qualifying any of its securities for sale or resale to the public as free trading securities, it will notify the CTO of such intent at least 15 business days prior to such filing, and shall, if requested by him, include any securities theretofore issued, the Options and any securities issuable upon exercise of the Options in such registration or notification statement, provided that the CTO cooperates in a timely manner with any requirements for such registration or qualification by notification, including, without limitation, the obligation to provide complete and accurate information therefor.

3.2	Benefits

The CTO shall be entitled to:

(a)	To such vacation, medical and other employee benefits as Puget may offer from time to time, subject to applicable eligibility requirements, subject to Puget’s right to make any modifications to its benefits as it may from time to time deem appropriate;

(b)	To participate and to enroll in Puget’s major medical plan, if and when offered, on the first entry date following the commencement of employment;

(c)	To participate in Puget’s officers and directors insurance plan and key man insurance when and if Puget decides to initiate such coverage.

(d)	Puget’s current vacation policy is to provide senior employees with two weeks paid vacation per year.

(e)	Out of pocket expenses shall be reimbursed for any ordinary and necessary business and professional expenses incurred on behalf of Puget only if the expenses are adequately substantiated as required by Puget’s then applicable policies on expense reimbursements.

Please initial: Puget: _____ CTO: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535 info@pugettechnologies.com

3.3 Indemnification.

Puget will defend, indemnify and hold the CTO harmless from all liabilities, suits, judgments, fines, penalties or disabilities, including expenses associated directly, therewith (e.g. legal fees, court costs, investigative costs, witness fees, etc.) resulting from any reasonable actions taken by him in good faith on behalf of Puget, its affiliates or for other persons or entities at the request of the board of directors of Puget, to the fullest extent legally permitted, and in conjunction therewith, shall assure that all required expenditures are made in a manner making it unnecessary for the CTO to incur any out of pocket expenses; provided, however, that the CTO permits Puget to select and supervise all personnel involved in such defense and that the CTO waive any conflicts of interest that such personnel may have as a result of also representing Puget, its stockholders or other personnel and agrees to hold them harmless from any matters involving such representation, except such as involve fraud or bad faith.

Article Four: Special Covenants

4.1	Confidentiality.

(a)	The CTO acknowledges that, in and as a result of his employment hereunder, he will be developing for Puget, making use of, acquiring and/or adding to, confidential information of special and unique nature and value relating to such matters as Puget’s trade secrets, systems, procedures, manuals, confidential reports, personnel resources, strategic and tactical plans, advisors, clients, investors and funders; consequently, as material inducement to the entry into this Agreement by Puget, the CTO hereby covenants and agrees that he shall not, at any time during or following the terms of his employment hereunder, directly or indirectly, personally use, divulge or disclose, for any purpose whatsoever, any of such confidential information which has been obtained by or disclosed to him as a result of his employment by Puget, or Puget’s affiliates.

(b)	In the event of a breach or threatened breach by the CTO of any of the provisions of this Section 4.1, Puget, in addition to and not in limitation of any other rights, remedies or damages available to Puget, whether at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by the CTO, or by the CTO’s partners, agents, representatives, servants, employers, employees, affiliates and/or any and all persons directly or indirectly acting for or with him.

4.2	Intellectual Property.

(a)	It is further agreed and understood that except as hereinafter specifically excluded, all property, practical or intellectual, created, designed or developed in whole or in part by the CTO during his employment by Puget’s shall be for the benefit of Puget which, subject to payment of annual royalties equal to 10% of the net profits derived therefrom by or through Puget to the CTO, shall own all right, title and interest to those properties in perpetuity.

Please initial: Puget: _____ CTO: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535 info@pugettechnologies.com

(b)	Subject to the foregoing royalty payment provisions, except as hereinafter specifically excluded, Puget shall own all right, title and interest in perpetuity to the results of the CTO’s services as an employee and to all types of practical and/or artistic materials and intellectual properties which are, in whole or in part, brought to, created, developed or produced by the CTO during the employment term and which are suggested by or related to his employment hereunder or any activities to which he is assigned, and he shall not have any claim to have any right, title or interest herein of any kind or nature.

(c)	The CTO shall execute assignments or other documents assigning to Puget all his rights in any invention developed and any patent applications or resulting patents on the invention with Puget retaining title to all such patent applications and resulting patents.

(d)	If Puget decides that it does not wish to participate in the ownership, development, marketing or use of any related intellectual property it may, by subscribed and written prior agreement, formally relinquish any such right on a case by case basis and the CTO shall then be free to dispose of the invention or intellectual property as he wishes under the following condition; in the event that the CTO receives a bona fide, verifiable offer from a third party for the use or acquisition of the subject invention or intellectual property, Puget shall have 30 business days to notify the CTO of its decision to acquire or reacquire the right to own and develop such property under the terms materially similar to those reflected in the third party offer.

(e)	Notwithstanding the foregoing, if Puget has not developed the intellectual property described above within three years following its development, creation or assignment, then such intellectual property shall revert to the CTO with Puget retaining the 10% royalty interest therein described above with reference to the CTO.

(f)	Notwithstanding the foregoing, the CTO is currently developing a proprietary hydroponic, hermetic, automated and controlled cultivation system using artificial intelligence (Colombian patent number NC2020 / 0000681) which shall be excluded from the foregoing provisions and shall remain his sole property.

4.3	Special Remedies.

In view of the irreparable harm and damage which would undoubtedly occur to Puget as a result of a breach by the CTO of the covenants or agreements contained in this Article Four, and in view of the lack of an adequate remedy at law to protect Puget’s interests, the CTO hereby covenants and agrees that Puget shall have the following additional rights and remedies in the event of a breach hereof:

(a)	The CTO hereby consents to the issuance of a permanent injunction enjoining him from any violations of the covenants set forth in Sections 4.1 and 4.2 hereof; and

(b)	Because it is impossible to ascertain or estimate the entire or exact cost, damage or injury which Puget may sustain prior to the effective enforcement of such injunction, the CTO hereby covenants and agrees to pay over to Puget, in the event he violates the covenants and agreements contained in Sections 4.1 or 4.2 hereof, the greater of:

(1)	Any payment or compensation of any kind received by him because of such violation before the issuance of such injunction, or

Please initial: Puget: _____ CTO: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535 info@pugettechnologies.com

(2)	The sum of One Thousand ($1,000.00) Dollars per violation, which sum shall be liquidated damages, and not a penalty, for the injuries suffered by Puget as a result of such violation, the Parties hereto agreeing that such liquidated damages are not intended as the exclusive remedy available to Puget for any breach of the covenants and agreements contained in this Article Four, prior to the issuance of such injunction, the Parties recognizing that the only adequate remedy to protect Puget from the injury caused by such breaches would be injunctive relief.

4.4	Cumulative Remedies.

The CTO hereby irrevocably agrees that the remedies described in Section 4.3 hereof shall be in addition to, and not in limitation of, any of the rights or remedies to which Puget is or may be entitled to, whether at law or in equity, under or pursuant to this Agreement.

4.5	Acknowledgment of Reasonableness.

(a)	The CTO hereby represents, warrants and acknowledges that he has carefully read and considered the provisions of this Article Four and, having done so, agrees that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of Puget, its officers, directors and other employees; consequently, in the event that any of the above described restrictions shall be held unenforceable by any court of competent jurisdiction, the CTO hereby covenants, agrees and directs such court to substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and, the CTO hereby covenants and agrees that if so modified, the covenants contained in this Article Four shall be as fully enforceable as if they had been set forth herein directly by the Parties.

(b)	In determining the nature of this limitation, the CTO hereby acknowledges, covenants and agrees that it is the intent of the Parties that a court adjudicating a dispute arising hereunder recognize that the Parties desire that this covenant not to compete be imposed and maintained to the greatest extent possible.

4.6	Unauthorized Acts.

The CTO hereby covenants and agrees that he will not do any act or incur any obligation on behalf of Puget of any kind whatsoever, except as authorized by the board of directors of the subject entity or by its stockholders pursuant to duly adopted stockholder action.

4.7	Covenant not to Disparage

The CTO hereby irrevocably covenants and agrees that during the term of this Agreement and after its termination, he will refrain from making any remarks that could be construed by anyone, under any circumstances, as disparaging, directly or indirectly, specifically, through innuendo or by inference, whether or not true, about Puget, its constituent members, or its officers, directors, stockholders, employees, agent or affiliates, whether related to the business of Puget, to other business or financial matters or to personal matters.

Please initial: Puget: _____ CTO: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535 info@pugettechnologies.com

Article Five: Miscellaneous

5.1	Notices.

(a)	All notices, demands or other communications hereunder shall be in writing, and unless otherwise provided, shall be deemed to have been duly given on the first business day after mailing by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(1)	To the CTO: Víctor Germán Quintero Toro, Calle 75 No. 24 A 65, Apartamento A9; Manizales, Caldas, Colombia 170001; +57 300 371 5329, victor.quintero@outlook.com

(2)	To Puget: Puget Technologies, Inc., 1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; +1 561 2108535; info@pugettechnologies.com, Attention Hermann Burckhardt or such other address or to such other person as any Party shall designate to the other for such purpose in the manner hereinafter set forth.

(b)	(1)	The Parties acknowledge that Guillermo Calvo Mahé, who serves as a strategic planning consultant to Puget acted as scrivener for the Parties in this transaction but that Guillermo Calvo Mahé is neither a practicing attorney nor associated with a law firm nor an agency subject to any professional regulation or oversight but rather, is an academic, writer, translator and political consultant residing in the Republic of Colombia.

(2)	Because of the inherent conflict of interests involved, Dr. Calvo has advised all of the Parties to retain independent legal, tax and accounting counsel to review this Agreement and its exhibits and incorporated materials on their behalf.

(c)	The decision by any Party not to use the services of legal, tax or accounting counsel in conjunction with this transaction shall be solely at their own risk, each Party acknowledging that applicable rules prevent Puget’s general counsel, who has reviewed, approved and caused modifications of the Agreement on behalf of Puget, from representing anyone other than Puget in this transaction.

5.2	Amendment.

(a)	No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the Party against which the enforcement of said modification, waiver, amendment, discharge or change is sought.

(b)	This Agreement may not be modified without the consent of a majority in interest of Puget’s stockholders.

5.3	Merger.

(a)	This instrument contains all of the understandings and agreements of the Parties with respect to the subject matter discussed herein.

(b)	All prior agreements whether written or oral, are merged herein and shall be of no force or effect.

Please initial: Puget: _____ CTO: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535 info@pugettechnologies.com

5.4	Survival.

The several representations, warranties and covenants of the Parties contained herein shall survive the execution hereof and shall be effective regardless of any investigation that may have been made or may be made by or on behalf of any Party.

5.5	Severability.

If any provision or any portion of any provision of this Agreement, or the application of such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portions of such provision and the remaining provisions of this Agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be effected thereby.

5.6	Governing Law and Venue.

This Agreement shall be construed in accordance with the laws of the State of Nevada without regard to the conflicts of law provisions thereof but that any proceeding arising between the Parties in any matter pertaining or related to this Agreement shall, to the extent permitted by law, be held in Palm Beach County, Florida.

5.7	Litigation.

(a)	In any action between the Parties to enforce any of the terms of this Agreement or any other matter arising from this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees up to and including all negotiations, trials and appeals, whether or not litigation is initiated.

(b)	In the event of any dispute arising under this Agreement, or the negotiation thereof or inducements to enter into the Agreement, the dispute shall, at the request of any Party, be exclusively resolved through the following procedures:

(1)	(A)	First, the issue shall be submitted to mediation before a mediation service in Palm Beach County, Florida, to be selected by lot from six alternatives to be provided by Puget and three by the CTO.

(B)	The mediation efforts shall be concluded within ten business days after their initiation unless the Parties unanimously agree to an extended mediation period;

(2)	In the event that mediation does not lead to a resolution of the dispute then at the request of any Party, the Parties shall submit the dispute to binding arbitration before an arbitration service located in Palm Beach County, Florida to be selected by lot, from three alternatives to be provided by Puget and three by the CTO.

(3)	(A)	Expenses of mediation shall be borne by Puget, if successful.

(B)	Expenses of mediation, if unsuccessful and of arbitration shall be borne by the Party or Parties against whom the arbitration decision is rendered.

(C)	If the terms of the arbitral award do not establish a prevailing Party, then the expenses of unsuccessful mediation and arbitration shall be borne equally by the Parties.

Please initial: Puget: _____ CTO: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535 info@pugettechnologies.com

5.8	Benefit of Agreement.

(a)	This Agreement may not be assigned by the CTO without the prior written consent of Puget.

(b)	Subject to the restrictions on transferability and assignment contained herein, the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, their successors, assigns, personal representative, estate, heirs and legatees.

5.9	Captions.

The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provisions hereof.

5.10	Number and Gender.

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

5.11	Further Assurances.

The Parties hereby agree to do, execute, acknowledge and deliver or cause to be done, executed or acknowledged or delivered and to perform all such acts and deliver all such deeds, assignments, transfers, conveyances, powers of attorney, assurances, recipes, records and other documents, as may, from time to time, be required herein to effect the intent and purposes of this Agreement.

5.12	Status.

Nothing in this Agreement shall be construed or shall constitute a partnership, joint venture, agency, or lessor lessee relationship; but, rather, the relationship established hereby is that of employer-employee in Puget.

5.13	Counterparts.

(a)	This Agreement may be executed in any number of counterparts.

(b)	Execution by exchange of facsimile transmission shall be deemed legally sufficient to bind the signatory; however, the Parties shall, for aesthetic purposes, prepare a fully executed original version of this Agreement, which shall be the document filed with the Securities and Exchange Commission.

Please initial: Puget: _____ CTO: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535 info@pugettechnologies.com

5.14	License.

(a)	This Agreement is the property of Qest Consulting Group, Inc., a Colorado corporation (“Qest”) which acts as Puget’s strategic consultant and the use hereof by the Parties is authorized hereby solely for purposes of this transaction.

(b)	The use of this form of agreement or of any derivation thereof without Qest’s prior written permission is prohibited.

(c)	This Agreement shall not be more strictly interpreted against any Party as a result of its authorship.

In Witness Whereof, the Parties have executed this Agreement, effective as of the last date set forth below.

Signed, Sealed & Delivered
In Our Presence
CTO

Víctor Germán Quintero Toro
Dated: April 12, 2021

Puget Technologies, Inc.

By:
Hermann Burckhardt, President
{Corporate Seal}
Attest:
Thomas M. Jaspers, Secretary

Please initial: Puget: _____ CTO: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535 info@pugettechnologies.com